Exhibit 99.1

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                                                          For Immediate Release:
                                                                 January 3, 2005
                                                  for More Information, Contact:
                                                 James J. Byrnes, Chairman & CEO
                                                          Tompkins Trustco, Inc.
                                                       (607) 273-3210, ext. 2100
                                               David S. Boyce, President and CEO
                                               Tompkins Insurance Agencies, Inc.
                                                        (585) 591-0444, ext. 208


Tompkins Trustco, Inc. Acquires Banfield Agency in Central New York

ITHACA, NY - James J. Byrnes, Chairman and Chief Executive Officer of Tompkins Trustco, Inc. has announced that its subsidiary, Tompkins Insurance Agencies, Inc., has purchased Banfield & Associates, Inc. of Ithaca, New York. The acquisition was effective December 31, 2004, as a result of the merger of Banfield & Associates, Inc. with and into Tompkins Insurance Agencies, Inc.

Banfield and Associates is a full service insurance agency owned and operated by
W. David Banfield. Mr. Banfield will serve as Senior Vice President and manager of Tompkins Insurance Agencies in Ithaca, working closely with Tompkins Trust Company in assisting customers with their insurance needs.

"We are very pleased to have David Banfield and his professional staff join our company," said David S. Boyce, President and Chief Executive Officer of Tompkins Insurance Agencies, Inc.

A native of Ithaca, Mr. Banfield has been in the insurance business in Central New York for 39 years. "We are honored to be joining forces with Tompkins Insurance Agencies, Inc. and look forward to continuing to serve our clients from our offices at 415 N. Tioga Street, Ithaca, New York," said Mr. Banfield. "We believe our clients will benefit from a broader range of insurance products while experiencing the long standing commitment to personal service that has been the trademark of our agency."

Tompkins Insurance Agencies, Inc. is a subsidiary of Tompkins Trustco, Inc., which is the parent company of Tompkins Trust Company, The Bank of Castile and Mahopac National Bank. Tompkins Trustco, Inc. is traded on the American Stock Exchange under the symbol TMP.

"Safe Harbor" Statement under the Private Securities Litigation Reform of 1995:

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation, to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risks, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.


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